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                                                                   Exhibit (4.5)

                               BADGER METER, INC.
                                    EURO NOTE

Euro 10,000,000                                  Milwaukee, Wisconsin
                                                 December 29,2003


     1. FOR VALUE RECEIVED, the undersigned, BADGER METER. INC., (hereinafter "Maker"), promises to pay to the order of M&I MARSHALL & ILSLEY BANK (hereinafter "Holder") at 770 North Water Street, Milwaukee, Wisconsin, 53202, the principal sum of TEN MILLION EURO DOLLARS (Euro 10.000.000) on APRIL 30,2007.

     Both principal and interest are to be made in Euro Dollars at the offices of M&I Marshall & Ilsley Bank, Attention: Loan and Discount Department, 770 North Water Street, Milwaukee, Wisconsin, 53202, or at such other place as the holder shall designate in writing to the maker.

     Maker also agree(s) to pay interest from the date hereof on the unpaid principal balance from time to time outstanding at a rate per annum as follows:
Interest shall be due and payable on the outstanding balance due or advanced hereunder at a per annum rate equal to the LIBOR INDEX RATE (EURO) plus the MARGIN. In the event and during such time as the BANK shall determine that a CHANGE IN CIRCUMSTANCE has occurred, the interest rate on the borrowings evidenced by this Note shall adjust automatically without notice to a per annum rate equal to the BANK's PRIME RATE. Notwithstanding the foregoing, after the maturity hereof, whether by acceleration, demand, default or otherwise interest shall accrue at a rate per annum, payable on demand, equal to the BANK's PRIME RATE plus five percentage points until paid in full. CHANGE IN CIRCUMSTANCE shall mean anyone or more of the following: (a) The British Bankers Association shall cease publishing "London Interbank Offered Rates (EUROS)" for a 30 day deposit period; (b) Any governmental authority, central bank or comparable agency shall make it unlawful or impossible for the BANK to make or offer loans based upon the LIBOR INDEX RATES (EUROS); or (c) The BANK shall determine any applicable law, rule, regulation, interpretation or directive applicable to the BANK has or would have the effect of reducing the rate of return to the BANK on the loan evidenced by this Note to a level below that which the BAiNK would have achieved but for the loan utilizing the LIBOR INDEX RATES (EUROS). LIBOR INDEX RATE (EURO) shall mean for any applicable funding period the rate of interest (rounded upwards, if necessary, to the next higher 1/100 of 1%) published by The British Bankers Association two business days prior to funding as the "London Interbank Offered Rate (EURO)" for Euro deposits of the applicable advance period. MARGIN shall mean 100. basis points. Interest shall be payable AT THE END OF EACH APPLICABLE ADVANCE PERIOD as billed to the Maker by the Holder hereof and shall be computed on the actual number of days on the basis of a year of 360 days. Each advance under this Note can be in 30-day increments for up to 360 days. Advances under this Note must be greater than or equal to $100,000.00 and cannot be prepaid. SHOULD MAKER CHOOSE AN ADVANCE PERIOD GREATER THAN 90 DAYS, HOLDER MAY INCREASE THE MARGIN TO ADJUST THE INTEREST RATE TO EQUATE TO THE ANNUAL COMPOUNDED RATE IF MONTHLY INTEREST PAYMENTS WERE MADE.

     2. As used herein, the term "prime rate" shall mean the rate of interest announced from time to time by the Holder as its "prime rate," such term being used only as a reference rate and not necessarily representing the lowest rate charged to any customer of Holder. In the event Holder ceases to use the term "prime rate" in setting a base rate of interest for commercial loans, the term "prime rate" as used herein shall be determined by reference to the rate used by Holder as its base rate of interest for commercial loans.

     3. It is agreed that time is of the essence in the performance of all obligations hereunder and under the Loan Documents. If Maker shall fail to make any payment hereunder when due, or upon the occurrence of an event of default in the performance or observance of any of the terms, agreements, covenants or conditions contained in the Loan Documents, then, or at any time thereafter, the entire principal balance of this Note, irrespective of the maturity date specified herein, together with the then accrued interest thereon, shall, at the election of the Holder hereof, and without notice of such election, become immediately due and payable.

     4. All Makers, endorsers, guarantors and sureties hereof jointly and severally waive presentment, protest, notice of dishonor, and notice of intent to accelerate; and they also jointly and severally hereby consent to any and all renewals, extensions or modifications of the terms hereof, including the terms or time for payment; and further agree that any such renewal, extension or modification of the terms hereof or time for payment or of the terms of any of the Loan Documents or the release or substitution of any security for the indebtedness evidenced hereby or any other indulgences shall not otherwise affect the liability of any of said parties for the indebtedness evidenced by this Note. Any such renewals, extensions or modifications may be made without notice to any of said parties.


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     5.   This Note shall be the joint and several obligation of all Makers, endorsers, guarantors, and sureties, and shall be binding upon them and their successors and assigns and shall inure to the benefit of the successors and assigns of Holder. All Makers, endorsers, guarantors, and sureties hereof agree jointly and severally to pay all costs of collection (including those incurred in any bankruptcy proceedings and regardless of whether suit is filed) and foreclosure, including reasonable attorneys' fees and costs.

     6. Any forbearance of Holder in exercising any right or remedy hereunder or under the Loan Documents, or otherwise afforded by applicable law, shall not be a waiver of or preclude the exercise of any right or remedy. The acceptance by Holder of payment of any sum payable hereunder after the due date of such payment shall not be a waiver of Holder's right to either require prompt payment when due of all other sums payable hereunder or to declare a default for failure to make prompt payment.

     7. This Note shall be governed by and construed in accordance with the laws of the State of Wisconsin.

     8. If any payment of principal or interest due on this Note is payable on a day which is a Saturday, Sunday, or legal holiday in the State of Wisconsin, then such payment shall be due on the next business day, the amount of such payment, in such case, to include all interest accrued to the date of actual payment.

     9. No setoff or counterclaim of any kind claimed by any Maker, endorser, guarantor or surety liable under this Note shall stand as a defense to the enforcement of this Note against any Maker, endorser,.guarantor or surety, it being agreed that any such setoff or counterclaim must be maintained by separate suit.

     10. ORAL AGREEMENTS OR COMMITMENTS TO WAN MONEY, EXTEND CREDIT, OR TO FOREBEAR FROM ENFORCING REPAYMENT OF A DEBT INCLUDING PROMISES TO EXTEND OR RENEW SUCH DEBT ARE NOT ENFORCEABLE. TO PROTECT YOU (MAKER(S) AND US (HOLDER) FROM MISUNDERSTANDING OR DISAPPOINTMENT, ANY AGREEMENTS WE REACH COVERING SUCH MATTERS ARE CONTAINED IN THIS WRITING, WHICH IS THE COMPLETE AND EXCLUSIVE STATEMENT OF THE AGREEMENT BETWEEN US, EXCEPT AS WE MAY LATER AGREE IN WRITING TO MODIFY IT.

     11. THE MAKER HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY (WHICH THE HOLDER ALSO WAIVES) IN ANY ACTION, SUIT, PROCEEDING OR COUNTERCLAIM OF ANY KIND ARISING OUT OF OR RELATING TO THIS NOTE, THE OBLIGATIONS OF THE MAKER HEREUNDER OR THE HOLDER'S CONDUCT IN RESPECT OF ANY OF THE FOREGOING.

IN WITNESS WHEREOF, Maker has executed this Note as of the date first above written.



BADGER METER, INC.                         M&I MARSHALL & ILSLEY BANK


By:    /s/ Richard A. Meeusen              By:    /s/ James P. McMullen
       ------------------------------             ------------------------------

Title: President/CEO                       Title: Vice President
       ------------------------------             ------------------------------



By:    /s/ Richard E. Johnson              Title:
       ------------------------------             ------------------------------

Title: Senior V.P. - Finance,              Title:
       CFO & Treasurer                            ------------------------------
       ------------------------------


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